Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

CORTEX REPORTS SECOND QUARTER OPERATING RESULTS

IRVINE, CA (August 16, 2010) — Cortex Pharmaceuticals, Inc. (OTCBB: CORX) reported a net loss applicable to common stock of approximately $2,454,000, or $0.04 per share, for the quarter ended June 30, 2010, compared with a net loss applicable to common stock of approximately $2,778,000, or $0.06 per share, for the corresponding prior year period.

For the three months ended June 30, 2010, the Company’s total operating expenses increased only slightly from those for the corresponding prior year period, reflecting an increase in administrative consulting that was partially offset by a decrease in clinical development expenses for CX1739.

Cortex President and CEO, Mark Varney, Ph.D., commented, “We continue to conduct our proof-of-concept Phase IIa clinical study with CX1739 in patients with moderate-to-severe sleep apnea and anticipate receiving top-line results from the study by late summer 2010. Cortex also plans to initiate a Phase IIa trial with CX1739 in adults with ADHD.”

Dr. Varney added, “As announced, in March 2010, we sold our rights to CX717 and certain other AMPAKINE® compounds to Biovail Laboratories International SRL (Biovail) as a potential treatment for respiratory depression and vaso-occlusive crises associated with sickle cell disease. Cortex received $9,000,000 of the $10,000,000 up front purchase price from Biovail upon execution of the asset purchase agreement and will receive an additional $1,000,000 upon the completion of the specified transfer plan or September 25, 2010, whichever is later. The agreement with Biovail also includes milestone payments of up to $15,000,000 based upon defined clinical development of the subject AMPAKINE compounds.”

Dr. Varney also stated, “Following the Biovail transaction, Cortex retains its rights to the majority of its AMPAKINE compounds for the treatment of neurodegenerative diseases and psychiatric disorders, indications that have historically been a focus of the Company’s portfolio.”

For the six months ended June 30, 2010, the Company reported net income applicable to common stock of approximately $3,141,000, or $0.05 per share, compared with a net loss applicable to common stock of $5,946,000, or $0.12 per share, for the corresponding prior year period, with the difference primarily reflecting revenues from the Company’s March 2010 transaction with Biovail. The net loss applicable to common stock of $0.12 per share for the six months ended June 30, 2009 includes non-cash charges of approximately $832,000, or $0.02 per share, related to the beneficial conversion feature of preferred stock issued in April 2009.

For the first half of 2010, the Company’s total operating expenses increased from those for the corresponding prior year period due mostly to increased administrative expenses incurred in connection with the transaction with Biovail, as partially offset by savings from the reduction in force that the Company implemented in mid-March 2009 and the timing of clinical development expenses for AMPAKINE CX1739.

Interest expense for the current year periods includes non-cash charges related to the June 2010 conversion of the promissory note issued to Samyang Optics Co., Ltd. (“Samyang”) of Korea. As reported earlier, the convertible note was issued in connection with the Company’s $1,500,000 private placement to Samyang in January 2010.

In connection with the conversion of the promissory note, in June 2010 the Company issued to Samyang 10.4 million unregistered shares of the Company’s common stock at an effective conversion price of $0.147 per share and two-year warrants to purchase up to an additional 4.1 million unregistered shares of the Company’s common stock at an exercise price of $0.206 per share. Cortex has no obligation to register the shares issued in connection with the conversion of the promissory note or the shares underlying the issued warrants.

As announced earlier, shortly after the end of the second quarter Cortex was awarded a grant by The Michael J. Fox Foundation for Parkinson’s Research to test selected compounds from its AMPAKINE platform for their ability to restore brain function in animal models of Parkinson’s disease. If successful, the work could lead to a neuroprotective treatment with the potential to slow or stop the course of Parkinson’s disease — something no currently available therapy has been proven to do.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and sleep apnea. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$—	$—	$9,000	$—

Operating expenses (A):
Research and development	946	1,048	2,570	3,163
General and administrative	1,023	900	2,731	1,968

Total operating expenses	1,969	1,948	5,301	5,131

Income (loss) from operations	(1,969)	(1,948)	3,699	(5,131)
Interest (expense) income, net	(485)	2	(558)	17

Net income (loss)	$(2,454)	$(1,946)	$3,141	$(5,114)

Accretion of beneficial conversion feature related to 0% Series E Convertible Preferred Stock	$—	$(832)	$—	$(832)

Net income (loss) applicable to common stock	$(2,454)	$(2,778)	$3,141	$(5,946)

Income (loss) per share:
Basic and diluted	$(0.04)	$(0.06)	$0.05	$(0.12)

Shares used in computing per share amounts
Basic	68,413	49,604	69,798	48,615
Diluted	68,413	49,604	78,003	48,615

(A) Operating expenses include the following non-cash stock compensation charges:
Research and development	$31	$54	$64	$138
General and administrative	63	49	146	118

	$94	$103	$210	$256

Cortex Pharmaceuticals, Inc.

Reconciliation of Reported Net Income Applicable to Common Stock

and Diluted Income per Share Attributable to Common Stock

(in thousands, except per share data)

	For the Six Months Ended June 30, 2010
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic Earnings per Share:
Income applicable to common stock	$3,141	69,798	$0.05

Effect of Dilutive Securities:
Convertible promissory note	551	8,195
Options to purchase common stock	—	10

Diluted Earnings per Share:
Income applicable to common stock + assumed conversions	$3,692	78,003	$0.05

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	June 30, 2010 (Unaudited)	December 31, 2009
Assets:
Cash and cash equivalents	$2,562	$226
Marketable securities	2,614	—
Other current assets	81	20

	5,257	246
Furniture, equipment and leasehold improvements, net	310	383
Other	41	77

Total assets	$5,608	$706

Liabilities and Stockholders’ Equity (Deficit):
Accounts payable and accrued expenses	$1,774	$2,223
Non-current liabilities	19	11
Stockholders’ equity (deficit)	3,815	(1,528)

Total liabilities and stockholders’ equity (deficit)	$5,608	$706

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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